EXHIBIT 14.1

Atlas Growth Partners, L.P.

Code of Business Conduct and Ethics

I.	Introduction

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of Atlas Growth Partners, L.P. (the “Company”). As used in the Code, the term “employees” means and includes all of the Company’s employees, officers and directors.

All employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

If you are in a situation which you believe may violate or lead to a violation of the Code, follow the guidelines described in Section III.D of the Code.

II.	Policies and Practices

A.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Company’s Board of Directors (the “Board”). Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s legal department. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section III.D of the Code.

The Company expects that no employee will knowingly place himself or herself in a position that would have the appearance of being, or could be construed to be, in conflict with the interests of the Company. Some examples of areas of conflicts of interest are as follows:

1.	Accepting Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices,

Effective as of December 2020

(3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor or the Company’s legal department any gifts or proposed gifts which you are not certain are appropriate.

2.	Interests in Other Businesses

Employees may not have a direct or indirect financial interest in any enterprise that does business with the Company or is a competitor of the Company, as it can be a conflict of interest, unless prior written approval is obtained from the Company’s legal department. Employees may not allow their personal investments to influence, or appear to influence, their independent judgment on behalf of the Company. If there is any doubt how an investment might be perceived, it should be fully reported to your immediate supervisor.

3.	Corporate Opportunities

Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee may use corporate property, information, or position for improper personal gain, nor compete with the Company directly or indirectly. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.	Family Members and Close Personal Relationships

A conflict of interest also may arise when business decisions involve competitors, customers or suppliers that are owned by an employee/family member or employ a family member or an individual with whom the employee has a close personal relationship. In such instances, the Company employee must not conduct Company business without first disclosing the situation to the Company’s legal department and obtaining prior written approval.

B.	Employment Policies

The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. The Company expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment. The Company is committed to ensuring equal employment opportunity and will not engage in or tolerate unlawful discrimination on account of a person’s age, race, color, sex, religion, creed, national origin, citizenship, disability, handicap, pregnancy, sexual orientation, marital status, veteran’s status, military status or membership in any other protected group. The Company’s equal employment opportunity policy is contained in the Company’s Employee Handbook.

1.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Unlawful harassment includes verbal or physical conduct, which has the effect or purpose of substantially interfering with an individual’s work performance or creating an intimidating, hostile or offensive work environment. The presence or use of offensive statements, gestures, materials or behavior may result in corrective action up to and including termination of employment.

2.	Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated. Additionally, violence and threatening behavior are not permitted.

C.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All employees must respect and obey the laws of the cities and states in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

1.	Disclosure

The Company is committed to maintaining the integrity and reliability of its public communication to ensure the complete and accurate dissemination of Company information.  As a public company, it is of critical importance that Company filings with the Securities and Exchange Commission (“SEC”) be accurate and timely. All employees must cooperate fully with those responsible for preparing reports filed with the SEC and all other materials that are made available to the investing public to make sure those responsible for preparing such reports and materials are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

2.	Insider Trading

All employees must comply with the Company’s Insider Trading Policy and any relevant pre- clearance and blackout policies. A copy is available from the Company’s Human Resources

Department and it is also included in the Company’s Employee Handbook. Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose other than the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company’s legal department.

3.	Recordkeeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is a legitimate business expense, ask your supervisor or divisional Vice President.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

4.	Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, and never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s business investors, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Company employees may not enter directly or indirectly into any formal or informal agreement with competitors that fix prices, or allocates markets, eliminates competition, or otherwise unreasonably restrains trade. Company representatives should not communicate with competitors regarding pricing, marketing, costs, customers or competitive matters of any kind without consulting with the Company’s legal department.

5.	Payments to Government Personnel

The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments may have similar rules and if you are dealing with state or local government officials, you must comply with state and local restrictions that apply to business gratuities. The Company’s legal department can provide guidance to you in this area. In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

6.	Environment

The Company is dedicated to the protection of our natural environment and it is the Company’s policy to fully comply with all applicable local, state and federal environmental laws and regulations. Employees are required to comply with these standards when performing their assigned duties and for reporting any violations to their supervisor or the division responsible for the Company’s environmental, health and safety compliance. Failure to comply with the foregoing may result in disciplinary action.

D.	Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use.

1.	Protection and Proper Use of Company Assets

Employees are responsible for safeguarding against theft, loss and misuse of Company property.

Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

Company equipment should not be used for non-Company business, though incidental personal use may be permitted. The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets as well as business, marketing and service plans, pricing, acquisition and divestiture opportunities, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

2.	Propriety Information

Employees are responsible for identifying and protecting the Company’s proprietary information at all times. The Company’s intellectual property assets can only be used for authorized Company business. The Company’s name, logo and trademarks can only be used for authorized Company business and never in conjunction with personal or other activities unless approval from the Company’s legal department is received prior to use. Employees must not disclose the Company’s confidential or proprietary information to anyone within or outside of the Company unless the recipient needs this information to carry out his or her assigned responsibilities as an employee of the Company, or as an outsider who has been properly authorized by an officer of the Company to receive such information.

Inquires from the press, media, investors or the public regarding the Company should only be answered by the officers or employees designated to respond to such inquiries.

3.	Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company’s legal department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that other parties with whom we have business arrangements have entrusted to us. The obligation to preserve confidential information continues even after employment ends. All employees must upon termination of employment or relationship with the Company, return all confidential information to the Company, including originals and copies, whether in electronic or hard copy.

III.	Reporting, Penalties, Waivers and Compliance

A.	Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. Procedures for the confidential and anonymous submission by employees to the Company’s Audit Committee of concerns regarding questionable accounting or auditing matters are set forth in the Employee Handbook.

B.	Penalties

Those who violate the standards in the Code will be subject to disciplinary action up to and including termination. We may also be required to report certain matters to regulators or to appropriate government authorities for criminal or civil prosecution.

C.	Waivers of the Code of Business Conduct and Ethics

Any waiver of the Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to the Company’s unitholders as required by law or regulation of the SEC or national stock exchange or automated quotation system on which the Company’s securities are listed or quoted.

D.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of the Code.

However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.

These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor, discuss it with someone else in management, your Human Resources manager, the Company’s legal department or the Company hotline.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, divisional Vice President or your Human Resources manager. If that also is not appropriate, call or write to the Company’s legal department.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

ACKNOWLEDGMENT OF RECEIPT OF ATLAS GROWTH PARTNERS, L.P.’S CODE OF BUSINESS CONDUCT AND ETHICS

I certify that I have read and understand the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) and I agree to comply with the Code of Conduct for as long as I am subject to the policy.

Employee’s NameEmployee’s Signature

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